EXHIBIT 99.1
FOR FURTHER INFORMATION:

At Bedford Property Investors:
Peter B. Bedford
Chairman of the Board and
Chief Executive Officer

Hanh Kihara
Chief Financial Officer
(925) 283-8910

                                                           FOR IMMEDIATE RELEASE

  BEDFORD PROPERTY INVESTORS ANNOUNCES CORRECTION OF PAST ACCOUNTING TREATMENT WHICH RESULTS IN INCREASED FIRST AND SECOND QUARTER 2002 NET INCOME, EARNINGS
                        PER SHARE AND FFO PER SHARE

Lafayette, CA - August 14, 2002 - Bedford Property Investors, Inc. (NYSE: BED) today announced their intention to restate certain previously issued financial statements. The Company's independent auditors have advised the Company that the independent auditors would no longer continue their support of the Company's prior accounting treatment for services provided by Bedford Acquisitions, Inc. ("BAI"). The Company has been advised by its independent auditors that the correction of the accounting treatment for fees paid to BAI has not arisen from any change in the operations of BAI or the Company or the discovery of any new facts relating to these operations. The Company has evaluated its independent auditors' recommendation and agrees that, according to generally accepted accounting principles, a change in accounting for transactions between the Company and BAI is appropriate. As a result of the new accounting, net income for the first and second quarters of 2002 increased by $324,000 and $397,000, respectively. On a diluted basis, earnings per share and funds from operations
(FFO) per share for the first and second quarters of 2002 increased by $.02 for each period.

The need for restatement results from a prior policy of capitalizing and depreciating or amortizing over a period of time as opposed to immediately expensing certain fees for acquisition, financing-related services and a portion of development services paid to BAI for those services it provided to the Company. In addition to recommending a restatement of the Company's results of operations for the first and second quarters of 2002, the independent auditors have advised the Company that the correction in accounting also requires restatement of the Company's financial statements for 1997, 1998, 1999, 2000 and 2001. In order to effect these restatements, the Company intends to file an amended 10-K for the year ending December 31, 2001 and an amended 10-Q for the first quarter of 2002 by August 21, 2002. These amendments will show changes to net income, earnings per share and FFO per share as set forth below:
Earnings and FFO restated
     (in 000's except for per share amount)

                   4Q'97   YE 1998  YE 1999  YE 2000  YE 2001  1Q'02  **2Q'02
Net income
  As previously
    reported      $6,995   $31,496  $39,855  $68,087  $36,723  $8,051  $9,660
  Restated         6,458    29,695   38,659   68,307   34,950   8,375  10,057
  Difference        (537)   (1,801)  (1,196)     220   (1,773)    324     397
  Difference (%)     -8%       -6%      -3%       0%      -5%      4%      4%

Earnings per
 Share-diluted
  As previously
    reported       $0.35     $1.38    $1.86    $3.69    $2.16   $0.48   $0.58
  Restated          0.33      1.30     1.81     3.70     2.06    0.50    0.60
  Difference       (0.02)    (0.08)   (0.05)    0.01    (0.10)   0.02    0.02
  Difference (%)     -6%       -6%      -3%       0%      -5%      4%      3%

FFO per
 Share-diluted
  As previously
    reported       $0.41     $1.85    $2.12    $2.37    $2.76   $0.73   $0.73
  Restated          0.38      1.77     2.06     2.37     2.65    0.75    0.75
  Difference       (0.03)    (0.08)   (0.06)       -    (0.11)   0.02    0.02
  Difference (%)     -7%       -4%      -3%       0%      -4%      3%      3%

** Previously announced in press release dated 7/22/02 and conference call on 7/23/02


KPMG LLP has audited the Company's financial statements and issued unqualified opinions thereon for all the years impacted by the restatement. The restatement is based on their advice that they would no longer support the prior methods of accounting for BAI fees. The Company's transactions with BAI and the effects of those transactions have been disclosed in detail in each Form 10-K, Form 10-Q and Proxy Statement the Company filed with the SEC for all periods affected.

"Bedford Property Investors is making these changes in an effort to make its financial statements crisp and clear," said Thomas Nolan, Jr., chairman of the Audit Committee of Bedford Property Investors, Inc.

The Audit Committee of the Board of Directors has found that the conduct of Company personnel has been appropriate and proper with respect to this matter and that the restatement is not a result of accounting irregularities. The Company does not believe any adjustment to the Company's internal controls or any personnel changes are warranted.

The Company is currently evaluating the impact of the accounting treatment on the reporting of future income. Based on the first and second quarter numbers, the Company anticipates that the effects will not be material and in the next two weeks the Company will issue a press release revising earnings guidance for the remainder of the year 2002.

Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States. It is traded on the New York and Pacific Exchanges under the symbol "BED" and its web site is www.bedfordproperty.com.

Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company's current expectations and beliefs, including, among other things, the timing of filing an amended 10-K for the year ending December 31, 2001 and an amended 10-Q for the first quarter of 2002 and the timing of providing earnings guidance for the reminder of the year 2002. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements. The risks and uncertainties that could cause our actual results to differ from management's estimates and expectations include the company encountering unforeseen difficulties or delays in the preparation of its amended 10-K and 10-Q or the occurrence of other factors that would limit the company's ability to provide future earnings guidance. Some of the factors that could impact the company's earnings and limit the company's ability to provide earnings guidance for the remainder of the year are contained in the company's filings with the Securities and Exchange Commission, including its 2001 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q. The company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.


                                       ***